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Q4 2005 EARNINGS CONFERENCE CALL
WEDNESDAY NOVEMBER 23, 2005

DISCLAIMER
FORWARD-LOOKING INFORMATION
CORPORATE PARTICIPANTS
CONFERENCE CALL PARTICIPANTS
PRESENTATION
QUESTION AND ANSWER

DISCLAIMER
THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF THE TD BANKNORTH’S AND THE TORONTO-DOMINION BANK’S (“TD”) CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES TD ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON TD’S WEB SITE OR IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE CONFERENCE CALL ITSELF AND TD BANKNORTH’S AND TD’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
FORWARD-LOOKING INFORMATION
From time to time, the Bank makes written and oral forward-looking statements, including in this presentation, in other filings with Canadian regulators or the U.S. Securities and Exchange Commission (SEC), and in other communications. All such statements are made pursuant to the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements regarding the Bank’s objectives and targets and strategies to achieve them, the outlook for the Bank’s business lines, and the Bank’s anticipated financial performance. Forward-looking statements are typically identified by words such as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “plan”, “may” and “could”. By their very nature, these statements require us to make assumptions and are subject to inherent risks and uncertainties, general and specific, which may cause actual results to differ materially from the expectations expressed in the forward-looking statements. Some of the factors that could cause such differences include: the credit, market, liquidity, interest rate, operational and other risks discussed in the management discussion and analysis section in other regulatory filings made in Canada and with the SEC, including the Bank’s 2004 Annual Report; general business and economic conditions in Canada, the United States and other countries in which the Bank conducts business, as well as the effect of changes in monetary policy in those jurisdictions and changes in the foreign exchange rates for the currencies of those jurisdictions; the degree of competition in the markets in which the Bank operates, both from established competitors and new entrants; legislative and regulatory developments; the accuracy and completeness of information the Bank receives on customers and counterparties; the timely development and introduction of new products and services in receptive markets; expanding existing distribution channels; developing new distribution channels and realizing increased revenue from these channels, including electronic commerce-based efforts; the Bank’s ability to execute its growth and acquisition strategies including those of its subsidiaries; changes in accounting policies and methods the Bank uses to report its financial condition, including uncertainties associated with critical accounting assumptions and estimates; the effect of applying future accounting changes; global capital market activity; consolidation in the Canadian financial services sector; the Bank’s ability to attract and retain key executives; reliance on third parties to provide components of the Bank’s business infrastructure; technological changes; change in tax laws; unexpected judicial or regulatory proceedings; continued negative impact of the United States litigation environment; unexpected changes in consumer spending and saving habits; the possible impact on the Bank’s businesses of international conflicts and terrorism; acts of God, such as earthquakes; the effects of disease or illness on local, national or international economies; the effects of disruptions to public infrastructure, such as transportation, communications, power or water supply; and management’s ability to anticipate and manage the risks associated with these factors and execute the Bank’s strategies. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. Unforeseen events affecting such borrowers, industries or countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The preceding list is not exhaustive of all possible factors. Other factors could also adversely affect the Bank’s results. For more information see the discussion starting on page 37 of the 2004 Annual Report. All such factors should be considered carefully when making decisions with respect to the Bank, and undue reliance should not be placed on the Bank’s forward-looking statements. The Bank does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf.
Additional Information and Where to Find It
In connection with the proposed acquisition of TD Waterhouse Group, Inc. by Ameritrade, Ameritrade filed a revised preliminary proxy statement concerning the transaction with the Securities and Exchange Commission (“SEC”) with a filing date of November 23,2005. Ameritrade will also file a definitive proxy statement and relevant documents with the SEC in connection with the proposed transaction. SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents when they become available by contacting Ameritrade Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68124, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.
Ameritrade Holding Corporation, The Toronto-Dominion Bank, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ameritrade in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction is included in the preliminary proxy statement of Ameritrade described above. This document is available free of charge at the SEC’s web site at www.sec.gov and from Ameritrade Investor Relations as described above. Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2004, which was filed with the SEC on December 13, 2004, and in its notice of annual meeting and proxy circular for its 2005 annual meeting, which was filed with the SEC on February 17, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov and by directing a request to The Toronto-Dominion Bank , c/o TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations (416) 308-9030.

CORPORATE PARTICIPANTS

Ed Clark	President & CEO, TD Bank Financial Group
Dan Marinangeli	EVP, TD Bank Financial Group
Bob Dorrance	Chairman & CEO, TD Securities
Tim Hockey	Co-Chair, TD Canada Trust
Bernie Dorval	Co-Chair, TD Canada Trust
Bill Hatanaka	Chairman & CEO, TD Waterhouse
Bharat Masarani	Chief Risk Officer, TD Bank Financial Group
CONFERENCE CALL PARTICIPANTS

Michael Goldberg	Desjardins Securities — Analyst
Steve Cawley	TD Newcrest — Analyst
Susan Cohen	Dundee Securities — Analyst
Rob Wessel	National Bank Financial — Analyst
Rafael Bello	Citigroup Smith Barney — Analyst
Darko Mihelic	Blackmont Capital — Analyst
PRESENTATION
Dan Marinangeli - EVP, TD Bank Financial Group
Okay, perhaps we could get started. Welcome to the TD Bank Financial Group’s fourth-quarter 2005 investor presentation. My name is Dan Marinangeli, and until year end, I was the CFO of the bank. This meeting is being web-cast in audio and video, as well as a telephone conference call.
With us today is Ed Clark, the bank’s CEO, who will give an overview of the quarter. Following Ed’s remarks, I will cover our operating performance in more depth. After my presentation, we will entertain questions from those present as well as pre-qualified analysts and investors on the phones.
Also present today to answer your questions are Bob Dorrance, Chairman and CEO of TD Securities; Tim Hockey and Bernie Dorval, Co-Chairs of TD Canada Trust; Bill Hatanaka, Chairman and CEO of TD Waterhouse; and Bharat Masrani, Chief Risk Officer of the bank. Bill Ryan could not be with us today, so we have Steve Boyle, TD Banknorth CFO, on the phone to answer any specific Banknorth questions.
I would like to note that this presentation may contain forward-looking statements and we draw your attention to the slide concerning forward-looking statements at the beginning of our formal presentation. Ed?
Ed Clark - President & CEO, TD Bank Financial Group
Thanks, Dan, and thanks, everyone, for joining us this afternoon. As you know, Dan has served the bank well as the Chief Financial Officer since 1999 through some pretty significant changes in the bank and the regulatory environment in which we operate. He is now taking over the leadership function of the corporate development area.
I want to take a moment to formally introduce our new CFO, Colleen Johnston. Colleen has been with us since February 2004, and we are very pleased to have her in this key role. As Dan mentioned, this is his last official presentation, so Dan, job well done. Terrific. Thank you. And Colleen, welcome to your new job.
Before I comment on the year as a whole, let me make a few brief comments on the quarter. There were a number of items of note leading to our adjusted $1.06 per share this quarter. Most of these you have seen before — special tax gains, AcG-13, preferred share, redemption premiums and sectoral releases. These add up to a positive $0.17, which we exclude in getting to the $1.06.
There is also a tax charge of $0.19 per share related to a corporate reorganization at TD Waterhouse USA. It will be more than offset by the gain from TD Waterhouse USA that we will realize when we close the Ameritrade deal. Based on our current estimates, that will take you — that Dan’s going to take you through — we expect we will have an item of note of about $1.65 next quarter.
The final item of note is a charge of $0.10 per share pertaining to our complex structured derivative products businesses. In the past, we have discussed our desire to reposition our structured product business outside of North America because there had been a permanent shift in the economics. What was once a very profitable business isn’t in our view such a good business today. The reward for the risk isn’t there.
In May, we announced our decision to wind down our structured credit product operations and to immediately exit our structured equity operations. We have completed the positioning of the credit portfolio into runoff and we have exited the structured equity products business. At the same time, we began an assessment of whether structured interest rate derivatives was a business that we saw as viable on a stand-alone basis.
We have now determined that we will not be able to sustain and grow this sub-business within our risk and profitability parameters. So, consistent with our approach to deal decisively with risk issues where we don’t like the risk/reward tradeoff, we’ve decided to exit this business, and we will be winding down our structured interest rate derivative operations.
The $0.10 includes a loss of $70 million after tax due to the sale of the remaining portion of the structured equity portfolio and a reduction in the estimated value for the structured interest rate portfolio. We have set in motion the reduction in employment levels these decisions entail. We anticipate restructuring charges in the first quarter relating to people of approximately $25 million after tax.
With these moves, we will have completed a strategic repositioning of TD Securities. While it is disappointing to take any losses in exiting a business, it is not in fact surprising that trading losses occur as you try to wind down a complex business in a shortened timeframe. And losses of course due to severance are inevitable.
To us, there is no question that this was the right business decision. We believe we will have a stronger global derivatives business that will make a positive contribution to TD Securities’ ability to generate 20%-plus rates of return, and indeed, it will do so with less risk. We remain confident, indeed, that TD Securities can earn that rate of return with a risk profile that is significantly less than that of our competitors.
I remain very pleased with how TD Securities has managed to dramatically reposition its risk profile, grow its domestic franchise market share and earn throughout this very acceptable rates of return. If you adjust TD Securities’ results for these restructuring charges, this quarter’s results were in line with last quarter and the fourth quarter a year ago.
The other businesses came in much as we had expected. TD Banknorth continues to face a tough banking environment, where growth in earnings is challenging. A flattening yield curve hurts earnings directly, but also has produced a spread environment where loan margins are tight and deposit growth difficult. Given this environment, we’re quite pleased with this quarter.

Our wealth management area had a spectacular quarter with earnings up 116% year over year. The results were driven by strong performance in our discount brokerage in Canada and the United States and continued growth in earnings on the advice side and the mutual fund business.
The personal and commercial segment delivered another great quarter, with a 16% increase in net income year over year. As with last quarter, earnings growth is now broadly based, with insurance revenues representing a lesser proportion of the growth.
If I step back and look at the year as a whole, I would have to say I’m quite pleased. The management team, and all the people who support them, has really done an excellent job.
They have delivered on our key milestones — building the best service brand in Canada and proving it by achieving the highest ratings for customer service excellence among the banks in Canada in the external survey Synovate; building out our advice capability and establishing a leadership position in mutual funds, winning mutual fund company of the year and adding 145 net new client-facing advisors; proving out our super-grow strategy in our underpenetrated businesses; growing our domestic wholesale franchise and taking the number one position in the value of equity block trades; building a banking platform in the United States by acquiring Banknorth and the pending Hudson United transaction, which continues to look very good indeed; and creating a top three player in online brokerage with our pending combination of TD Waterhouse USA and Ameritrade.
There were, of course, disappointments. The Enron charge stands out, as does the restructuring costs in TD Securities. These represent real economic costs to the bank. But if we focus on the underlying performance of our business, this was an excellent year.
On an adjusted basis comparing 2005 to 2004, our overall earnings are up 15% and our earnings per share are up 10%. Total shareholder return is up 17% and dividends are up 16%. Personal commercial earnings are up 17% year over year, after a growth in earnings of 15% in 2003 and 17% in 2004. Total wealth management earnings are up 23%. Combining domestic personal and commercial and domestic wealth management, our overall Canadian retail franchise earnings exceeded $2 billion this year, up 18% after increases of 15% in 2003 and 20% in 2004. This is truly a remarkable three-year run in both absolute and relative terms.
For the first three quarters of its financial year, TD Banknorth has reported adjusted EPS up 8% from last year. TD Securities earned a 17% rate of return on invested capital while absorbing the restructuring charges that we’ve announced, and a 22% rate of return if you exclude the restructuring charges.
Looking forward, I’m feeling pretty optimistic. This doesn’t mean that we’re not going to be vigilant. We know a real economic downturn would hurt our commercial bank here and in the United States. Capital market sentiment is clearly critical to TD Securities and to TD Ameritrade. And we know how focused you have to remain to sustain this kind of level of high performance.
But when we look at some of the negatives, they also have some of the positive aspects. While TD Banknorth faces a tough operating environment, that same environment is creating acquisition opportunities. TD Securities is clearly well-positioned should the credit cycle turn or credit spreads blow out.
And on the whole, what I worry about when the economic environment in Canada will shift, the current outlook frankly is quite positive. Our domestic retail franchises have proven incredibly resilient and able to generate consistent double-digit earnings growth. The online brokerage business in Canada and the United States remains quite positive. And our wealth strategy is proving out.

TD Banknorth is weathering the tough market conditions and TD Securities has repositioned itself and gained market share in its core franchise. And perhaps most importantly, the management team remains tightly aligned to simple strategies and focus on ensuring the proper execution.
Now over to Dan to take you through the results in detail.
Dan Marinangeli - EVP, TD Bank Financial Group
Slide 1-3
Forward-looking statement. As Ed said, we had a very strong fourth quarter. The reported earnings per share on a fully diluted basis, $0.82 per share; on an adjusted diluted basis, $1.06 per share. That is up from a comparably adjusted $0.91 last year, or up 16% from last year.
The segment net income before the amortization of intangibles, also very strong across the board. The Canadian P&C banking business, 443 — that is a new record — and up 16% over last year. U.S. P&C banking in Canadian dollars — Canadian GAAP, $69 million — virtually flat from the last quarter, the third quarter of this year.
Wealth management at 136 million, the best result in wealth management for several years, up 116% on a year-over-year basis and a large 37% over the third quarter.
Wholesale banking, $41 million cash earnings reported. That reflects the $74 million after-tax restructuring and trading losses on the portfolios, as Ed mentioned.
For the full year, fiscal year 2005, EPS on a reported basis, fully diluted, 320. On an adjusted cash basis, that is $4.14, and that is up from $3.77 last year or 10%. Segment net income before the amortization of intangibles, personal and commercial banking in Canada, $1.7 billion, up 17% over last year. U.S. personal and commercial, 158 million, with of course no comparable for last year, as this is a new purchase for the bank.
Wealth management, 432, up $80 million from last year, or 23%. And wholesale banking, reflecting the restructuring costs in the year, $422 million, down 166 million or down 28%.
Our capital ratios remain strong. Our Tier 1 ratio of 10.1%, that is pro forma 10.4%, if you take into account the pref shares that we issued on November 1. And our tangible common equity is up from 7% to 7.4% this quarter — very strong ratios.
Slide 4
Looking at the components of the income statement, for the full year before the amortization of intangibles in items of note, total revenue, $12 billion, up 12% over last year. Banknorth represents about $1 billion of that increase, or about 3% of the amount if you take — or the growth would be 3% if you took the Banknorth amounts out. Likewise on expenses, which are up 11%, Banknorth represents 8% of that. So on an adjusted basis without Banknorth included, both revenues and expenses are up about 3%. And net income, as Ed mentioned, up 15% on a dollars basis and 10% on an adjusted earnings per share basis.
Slide 5
Looking at the 2005 earnings sources, the component of our earnings by major business unit, you can see that TD Canada Trust at 60% and TD Wealth Management at 11%. If you combine those, that represents about 71% of the total combined earnings of the bank for the year. TD Waterhouse USA at 4%; TD Banknorth at 6%. If you add those two together, you end up with a 10% U.S. retail component. Wealth management both in the U.S. and Canada would have represented 15% of our total earnings, and TD Securities, 19%.

Slide 6
Looking at the earnings reconciliation and including the items of note, if you start with the reported basis net income, it is $589 million, or $0.82 per share. You add back the amortization of intangibles on an after-tax basis, which are $86 million or $0.12 per share, it gets you to a starting position of $0.94 before the amortization of intangibles.
There are a number of items of note or items that we draw your attention to. The first one is in the wholesale segment. It is related to the repositioning of the global structured products portfolios. It includes the trading loss as well as a $6 million expense item relating to severances. Trading loss was 107 million and the severance was 6 million, pretax or combined 74 million post-tax trade. That represents a $0.10 drag in the base earnings.
In that corporate segment, we have a number of items that are listed. The TD Waterhouse reorganization tax charge was a large $138 million tax adjustment, which was in anticipation of the combination of TD Waterhouse USA with Ameritrade, which we are expecting to close in the first quarter.
There were reasons why we wanted to accelerate the reorganization of our U.S. business, including taking some of the Canadian business out of that entity prior to the reorganization. And that caused us to have to recognize a tax cost this quarter. As Ed mentioned, we will get a large tax or a large gain — a large dilution gain recorded in the first quarter when that deal closes, and I will describe that in more depth in a few minutes.
We had specific noncore portfolio credit loss reversals this quarter — 109 pretax, 60 post-tax or $0.08 per share. That’s a plus item in the base case. We also had favorable tax items — one of which, the largest one, related to the recent court case, the Garr (ph) case that was heard by the Supreme Court of Canada. That allowed us to reduce our tax expense this quarter by $68 million on a post-tax basis. So again, a plus item in the base case.
We had preferred share redemption premium. We did redeem pref shares on October 31. There was a $13 million non-tax-deductible expense recorded, and that was $0.02 a share drag on the base case earnings. And finally, a small item — the AcG-13 impact was a plus item this quarter, an income item, 10 million pretax, 7 million post-tax or a plus of $0.01 per share.
So if you felt inclined to adjust the cash earnings or the earnings before the amortization of intangibles for these items, you would back them out and get an adjusted EPS before the amortization of intangibles number of $1.06.
Slide 7
An update on the Ameritrade and Hudson transactions. In terms of TD Ameritrade, we are expecting the closing of the combination of Ameritrade with TD Waterhouse USA towards the end of the first quarter January 2006. We have revised the estimate of the dilution gain. This amount will now be in the total amount, including the tax cost taken this quarter, will be a total amount of about US$900 million. So we will in fact recognize a gain in the first quarter of about US$1 billion.
That is better than we had anticipated when we first announced the deal. We announced the deal — it was $725 million. So this is about $175 million better than we thought. The major reason why it is better is because the Ameritrade stock price has traded up since we announced the deal. The higher the Ameritrade stock price immediately prior to close, and that would be X the dividend, the $6.00 dividend, the larger the gain would be that we would recognize on the dilution of our interest transferred into the combined entity. For every dollar of the Ameritrade stock price above $16, which is the amount we used in this projection, that would represent about US$118 million bigger gain on a post-tax basis.

TD Banknorth, the Hudson United Bancorp purchase, expecting closing about the same time as the Ameritrade deal, about the end of our first quarter. We now have determined that there is likely to be an expected dilution loss in this particular deal as we take our ownership stake in TD Banknorth from the 55% that it was prior to the purchase to about 53.4% post-purchase. That reduction of ownership stake results in a fairly small CAD$80 million loss.
If you net these two items together, the higher expected gain on Ameritrade, the loss that wasn’t anticipated on TD Banknorth, you end up — you are ahead about US$100 million. And again, that will be determined by the price of the Ameritrade stock price immediately prior to close.
Now, pro forma capital ratios, based on the figures in the top part of this slide — our net tangible common ratio, currently at 7.4, will go up to 7.8 on a pro forma basis, and our Tier 1 ratio also will go up to 10.8% as well.
Slide 8 & 9
Taking a look in more depth at our Canadian personal and commercial banking business, firstly looking at revenues, which were 1.729 billion this quarter — that is up 7% from the same quarter last year. It is 2% from the previous quarter. Revenues up 7%. Basically volumes cause about 5% of that 7% revenue boost, offset by about 2.5% relating to the reduction of margins over the year. Insurance represents about 1.5% of the 7% revenue growth, and other fees and services represent about 3% of the 7% growth factor.
Our volume growth was quite strong this quarter on a year-over-year basis — business deposits in particular very strong, up 12% year over year. Mortgages up 10% year over year. Business lending up 6% on a year-over-year basis. Credit cards up 9%. And personal deposits up 4%.
If you look at the total revenue numbers for the three years 2003 to 2005, on a full-year basis, revenues were up 8% this year over last year. In turn, last year was up 6% over the previous year. So we’re getting acceleration in revenue growth over the last two years.
Slide 10
Looking at the margins in TD Canada Trust, at the total level, the net interest margins on average earning assets are up 4 basis points this quarter, reversing a slight declining trend over the past several quarters. We saw stronger margins in our deposit business, but margins on loans were fairly consistent over this period.
We did also in the total, but not in the individual margin lines, we did see an improvement in mortgage prepayment costs. In the bank, mortgage breakage costs are usually a net cost to the bank. So when people prepay their mortgages, we usually don’t get as much interest rate differential received as is the cost of breaking the hedges on the mortgages.
Since the rates started to increase this past quarter, we saw less activity in our customers prepaying their mortgages, so we saw a commensurate reduction in the net cost of mortgage breakage fees this quarter. So that helped the total margins, and in fact, we saw significantly higher net mortgage breakage costs in the previous quarter. So really, I would suggest that if you kind of average those two quarters out, that would have been a more comparable pure client margin.
So the 292 is low last quarter, and the 296 is slightly high this quarter. We would anticipate that going into next year, the margins will be fairly stable and would anticipate that they would be in the 293 or 295 basis point range for next year, assuming that the forward curves are realized.
For the full year, you can see that there is a fairly significant impact of reduced margins in ‘05. For the full year, 296 was the margin versus 305 in ‘04, and a much higher 3.25% in 2003. It is quite remarkable that TD Canada Trust has been able to earn such high rates of return in its growth of earnings, given the underlying reduction in margins over this period.

Slide 11
Looking at PCL or projected credit losses, again, there is really not too much variation here from previous quarters. We did get slightly lower recoveries this quarter, and we did see some volume growth in our card business, and that tended to raise the PCL dollar amount slightly. We don’t detect any discernible trend in our PCL figures here. Delinquencies as a percentage of outstandings were stable. So we again don’t see any particular story in these figures.
On a full-year basis, it is interesting to note that in TD Canada Trust, the total PCL numbers ‘05 versus ‘04 were exactly the same. In fact, even more remarkable, the split between commercial and personal are also exactly the same. So I would say that we have good stable credit quality by any measure.
Slide 12
Looking at expenses and our efficiency ratio, we did get a good efficiency ratio this quarter — 56%, down from 56.4 last quarter and 58.5 last year. Expenses were up 3% on a year-over-year basis. This does give us a 4% growth gap in revenue over expenses, which is very good. We saw most of our base expenses were increased due to about 700 more FTEs in the retail channels. 500 of those were customer-facing. So again, we’re putting more people in front of customers. And there were 200 more FTEs in Meloche Monnex this quarter over last year as well.
On a full-year basis, we saw a considerable decrease in the efficiency ratio. That is an improvement in the efficiency ratio ‘05 versus ‘04, 56.3 over 58.7, a full 2.4% improvement in the efficiency ratio. Quite remarkable.
Slide 13
So when you wrap all that together, you end up with record earnings — $443 million this quarter. Again, a record ROIC of 23.4% return on invested capital. That is the best ROIC since we purchased Canada Trust in 2000. For the full-year amounts, you can see 1702 this year versus 1450 last year, an increase of 17%, which is consistent with the increase in ‘04. So two years now, two full years of 17% net income after-tax growth in TD Canada Trust.
Slide 14
Looking at some of the market share trends, I think an improving story here. When you look at total personal deposits, on a year-over-year basis, we had a 26% improvement to 21.46%. Not the case in total personal loans. We continue to see — in fact, this quarter we saw an acceleration of market share declines on a year-over-year basis — 37 basis points — a continuation of the factors that we have been talking about now for several quarters.
On business loans, good news, though. We had very strong year-over-year growth in small business loans — 66 basis points improvement. Virtually all of that, in fact, was in the fourth quarter. Also, on other business loans, 11 basis points on a year-over-year basis. Good gains for business lending.
Slide 15
This is actually a two-year overview of the total results of TD Canada Trust, our personal and commercial bank in Canada. The components of the income statement are listed here. I think it is the 5% GAAP between revenue growth and expense growth, 8% revenue and 3% expense growth, is really the driving force of increased results in this business.
Slide 16 & 17
So moving on to U.S. personal and commercial banking, again, we don’t have much new to add in this particular business line, as Banknorth did report its results to the investment community a few months ago. We do pick up the Banknorth results on a one-month lag basis, so these reflect in our Q4 — reflect Banknorth’s third-quarter results ending September 30.

Results are fairly stable. There is a fairly significant foreign exchange impact from Q3 to Q4. Keep in mind the U.S. dollar weakened considerably between Q3 and Q4, and that did have a fairly large impact on the components of the income statement. The results are, however, quite consistent with the underlying results in TD Banknorth, which were flat from quarter to quarter — their second quarter to their third quarter.
There were a number of moving pieces in this result, though. There were some transfer pricing differences here at the consolidated level. There were some adjustments on option expense accounting here in Canada. There is no option expense accounting in the U.S. yet. There were some adjustments to the underlying assumptions in the volatility of Banknorth’s stock price, which reduced the option expense this quarter at the consolidated level. And Banknorth had a lower restructuring cost, which they tend to exclude from their base case earnings, and we simply leave those items included here.
When you look at the whole thing, the interesting part is that the exchange rate had about a $21 million impact on revenue and about a $9 million impact on expenses. On an after-tax basis, that was about a $7 million effect. But there were other items that offset that foreign exchange impact. So it kind of netted out to a flat result on a quarter-over-quarter basis. Return on invested capital is up only slightly from the previous quarter. And margins did decline in the U.S., as Banknorth did report.
Slide 18 & 19
Moving on to our wealth management business, as far as revenue goes, an excellent revenue result this quarter — $722 million, up 21% from 599 last year. That is very strong results in discount brokerage in Canada, where we saw revenues up 29% on a year-over-year basis. In the U.S., we saw revenues up about 18% on a year-over-year basis, and that was obviously depressed by the foreign exchange effect. Our advice channels and our fund businesses here in Canada both saw 21% revenue growths on a year-over-year basis. Very good results. Trades per day in the U.S. were up 24% versus the same quarter last year. And in Canada, trades per day were up 29% versus the same quarter last year.
Expenses before the amortization of intangibles — $514 million, down from last quarter slightly, and up slightly from last year. Again, the effect of foreign exchange on a year-over-year basis was about $10 million. And we did have lower marketing expenses this quarter, about $9 million lower than the last quarter. So those items had an effect on our expense levels.
Discount brokerage expenses in total were down quite substantially in that total. We saw discount brokerage expenses down while full-service expenses were up as we continue to invest in our full-service channels.
We also saw a significant increase in margin loans in Canada this quarter — 29% on a year-over-year basis and 16% on a quarter-over-quarter basis, and that tended to improve NII as well in Canada.
So on a growth GAAP basis for the full year, revenues up 6% from last year; expenses only up 2%, and that is on top of a very good year last year, where revenues were up 11% and expenses only up 6%. So both years we saw a 5 and a 4% growth gap between revenues and expenses in this business.
Slide 20
On an earnings basis, we saw exceptionally strong results in our TD Waterhouse platform in the U.S. — $51 million, almost double from last quarter, and multiples of what we recorded in that first quarter of last year.
I think it would be unfair for anybody to expect that these run rates would continue in TD Waterhouse. First of all, TD Waterhouse won’t exist as a separate entity too much longer, but even if it did, I think it would be unreasonable to expect this to be a run rate.

We estimate that a 30 to US$35 million run rate would be more likely the case in this business. We had lower-than-expected marketing expenses this quarter. They will, of course, increase in future periods. And we had some other expense reductions this quarter coming off a fairly high expense base in previous quarters. So a number of things happened. All the stars were aligned in the case of TD Waterhouse U.S., and I would not forecast that that would continue forever.
Our results in Canada also very strong — up 89%, $85 million versus $45 million last year. Our discount brokerage business in Canada had an exceptionally strong quarter — net interest after tax up 82% over last year. Our fund business is up about 28% on a profit basis. And our advice channels went from a loss in the previous year to a small profit this current quarter. Very good results. On a net income basis for the full year, $432 million, up 23% from last year, which in turn was up 45% from the previous year. Exceptionally good growth in this business over a two-year period.
Slide 21
Market share is also a very good story. In terms of long-term mutual fund market share, we had an increase of 121 basis points on a year-over-year basis to 21.04% on a banks basis. That is the major banks. On an industry basis, up 74 basis points, 652 versus 578. Exceptionally strong results.
Not as strong on money market funds. We did see a slight decline on a year-over-year basis — 14 basis points on a banks basis, but up 13 basis points on a total industry basis. So we’re more or less holding our own on the money market funds, but really booming ahead on the long-term funds, which is where you like to have your growth if you had a choice.
Slide 22 & 23
Finally, wholesale banking. Total adjusted revenue this quarter, so this excludes the impact of the portfolio losses and the — well, just the portfolio losses in effect — $478 million, about the same as last quarter; about the same as last year, if you adjust for the $107 million portfolio loss. The domestic businesses did very well, especially investment banking, institutional equities and our fixed income business. Needless to say, our derivative businesses, especially outside of Canada, did very poorly.
On a full-year basis, revenue adjusted for these items of note, 2.141 billion. Fairly flat to the previous year — in fact, fairly flat to the last two years. Expenses I would characterize as similarly flat over the last several years. We did have a tick-up in expenses this quarter — 326 million. That is up from last quarter and up from last year. That really is a result of timing differences relating to the adjustment in incentive compensation expenses. You are always adjusting your incentive compensation expenses to reflect the actual expected results for the year. And you take those adjustments when you think you have a need to. Sometimes you take them sooner than others. We took a significant adjustment in the fourth quarter of last year and again in the third quarter of this year. So you see that those adjustments tended to skew the comparability somewhat on the expense line. There were some higher-than-normal benefits expenses in the fourth quarter this year as well, which we would not expect to continue.
Slide 24
In terms of corporate lending, our exposure over the last five quarters has been very stable. It is currently $21.4 billion. 5.1 of that is non-investment-grade, with the rest being investment-grade. Our credit protection balances have decreased slightly — $3.2 billion this quarter. And as Ed mentioned, there are no PCLs in the corporate lending portfolio, but we continue to expense or amortize the cost of our credit protection, and this quarter it remained at $13 million.
Slide 25
On an adjusted earnings basis, earnings in TD Securities this quarter, $115 million. The adjusted ROIC is 19.4%. If you don’t make the adjustments, if you leave the earnings as reported, or $41 million, ROIC is about 7% this quarter. And the unadjusted ROIC for the year, even with all these restructuring costs included, is 17%. On an adjusted basis, ROIC is over 22%.

The point here I think is that even when things aren’t going as well as you’d like, the inherent domestic franchises in TD Securities are very strong and can carry this business through with a reasonably good return on invested capital.
Slide 26
Finally, our VAR usage this quarter, fairly stable. We did not exceed our VAR limits in terms of trading losses, except when we booked those trading losses revolving around the portfolio losses in terms of the businesses that we’re getting out of. Otherwise, we did not exceed the VAR limits in any of the days.
So that ends the formal presentation. And we’re now happy to take questions.
QUESTION AND ANSWER
Unidentified Audience Member
Two questions, one for yourself and one for Tim. With respect to 2006, I did appreciate your enthusiasm and optimism about it. But I wanted to see if I can circle back to talk about it a little bit from a quantitative perspective and look about EPS growth and perhaps operating leverage as well.
So I think when Dan had gone through the numbers and we looked at operating leverage, for the entire bank, X onetime items and X Banknorth, revenue was up 3% and expenses were up 3%. So I just wanted to circle back and talk about where that could be for ‘06?
Bob Dorrance - Chairman & CEO, TD Securities
To be perfectly honest, we don’t tend to look at the total bank. I tend to think of it as what is happening in each of the businesses, and when you do that kind of number, it has all these things going through. So I think — and we don’t want to get into the earnings estimate business. But I think what I am saying is that if we look at our retail franchise, I have been waiting for this great downturn to occur, and I’m still waiting.
And I keep waiting for TDCT to lose some momentum, and I’m still waiting. So I think I reconciled myself that it can continue for the moment — TDCT at double digits, 10% kind of earnings growth, but that still seems to be fundamentally what comes out of the operation. And the domestic wealth business we believe ought to do better than TDCT because it is leveraging off the TDCT platform.
So I think the kind of anchor, we’re there. I think we look at TD Securities and I think what we are seeing is when you cut right through it, the kind of numbers that we’ve always talked about for TD Securities, which is 500 to 550 million, as a kind of earnings power, we think that earnings power is still there, when we looked at underlying, what is actually going on.
We look at Banknorth and other than the impact of Hudson United, I don’t see — I think we’re looking at a pretty flat growth potential. There will be some increases in earnings per share because they’re scheduled to buy back some of their shares, and that will give them a lift on an earnings per share basis, but the fundamental dynamics in U.S. banking aren’t producing earnings growth.
Then when we look at Waterhouse and Ameritrade, you’ll be seeing the public results for Ameritrade and now the public results for Waterhouse USA. Clearly, both of them had very good fourth quarters. So I think we are reasonably optimistic that the kind of numbers that we’re looking for next year are probably slightly better than the kind of numbers we originally proposed.
But we haven’t — they are still in the process of working through the details of the plan, and life has taught you that until you get to the last number, getting excited about the first 80% of the numbers isn’t probably a good idea. And I think Joe Moglia is scheduled — has said to his shareholders is when we close, we will then give you an updated version of what the outlook is, and at that point, then I think you’ll be able to — we will do a follow-on call that sort of says here’s the impact for us.
How all that adds up — I guess the other segment that — I know it causes you angst — I can tell you it causes me angst, too, but I can’t do anything about it, is other, and which we get these numbers bouncing around here every quarter. Unfortunately, the tax courts don’t report to me. So they put out their decisions when they put them out. What we have been trying to do on the other side is just be open with you and display them — the numbers as openly as we can, but there is a volatility in that number that is hard to — we’re just not able to predict.
Unidentified Audience Member
You did get the operating leverage out of the domestic business outside of wholesale, and I wonder if Bob could maybe talk about whether we could get perhaps 3% GAAP between operating revenue growth and expenses in 2006. And I want to get back to Tim on just (multiple speakers)
Ed Clark - Toronto Dominion Bank — CEO
I really like the way you guys ask all the right questions here.
Bob Dorrance - Chairman & CEO, TD Securities
We’d like to have a year without restructuring to look at what those underlying trends are. I do think that there is a — that we are, as Ed said, we’re finished with the major strategic restructuring in the business. So I think as you look at what our revenue expenses will be in 2006, and on a go-forward basis, I think that those are the paradigms on which we are operating.
I think the other paradigm that we are operating under is the return on invested capital. So we don’t see, given our strategy on a go-forward basis that we are going to have double-digit revenue growth. And so you will always be fighting costs and trying to keep your business profitable and then ensuring that the return on the capital that you have invested in that business is truly a sustainable 20% over time with no accidents in the future. So I think that is the metric that we want.
Unidentified Audience Member
I will circle back with you later. Tim, I just want to chat briefly about the personal lending market share, and I will give it up. I know there’s a number of initiatives underway with respect to turning around unsecured line of credit. And there has been a shuffle in terms of management on the credit card side. But this was a bit of a surprise to me in terms of the amount of loss, and is that going to level off in the next quarter or so, or will the initiatives that we’ve talked about the past start to (multiple speakers)
Tim Hockey - Co-Chair, TD Canada Trust
There is a significant downgrade, as you can see in the fourth quarter, from what we have experienced a lessening trend, if you will, in our market share loss. There is probably four reasons for it. The first one is there is a few basis points worth of noise in there it seems that had to do with the securitization. We can’t quite quantify it. But that is probably a little larger than it should be as result of that — the loss, I should say.

The other reason, if you divide it between the decisions we have made about pulling back from the unsecured lending and the less profitable lending growth over the last few years, so that is still impacting us. Remember these market share numbers are only up until August, so some of the market share — some of the growth that we are seeing in the more recent months, the last two months of the quarter, notably in credit cards, as Dan said, won’t show up in these numbers yet. So we have some hope.
There’s another item that I don’t believe we have disclosed yet, which is a portfolio that we had that we were managing on behalf of the Insurance Company of British Columbia. We essentially underwrote their insurance premiums in BC. They have in-sourced that business, for lack of a better term, and that is now running off to the tune of about $100 million of volumes a month. And so that is rapidly moving through the book and that is causing us a few basis point of loss.
So those are some of the puts and takes which conspired against us in the quarter. But the one that we were a little disappointed in, I would say, is our real estate secured lending, and that is something that we’re still quite confident in our initiatives — notably new branches, branch capacity, increasing our mortgage salesforce will pay off. But it is an industry that has been growing at a torrid pace, and we have been doing well with 10% growth, but just not keeping pace over the last quarter.
Michael Goldberg - Desjardins Securities — Analyst
Michael Goldberg, Desjardins Securities. Ed, it sounded like there may be some kind of technical reason for taking the tax charge related to the Waterhouse restructuring this quarter, while you get the gain on dilution next quarter. Can you explain what is behind that?
Tim Hockey - Co-Chair, TD Canada Trust
We had a corporate structure that needed to be changed prior to the deal closing. So there were reasons which are really not germane, I don’t think. There were reasons in doing that restructuring prior to close. So we decided that we would do that in the fourth quarter. The timing of the actual close is still a little uncertain and it was even more uncertain when we did the original restructuring. So I think just suffice to say that if this had been done in the first quarter, it simply would have been net against the gain.
Michael Goldberg - Desjardins Securities — Analyst
Another question — I got the impression that —
Bob Dorrance - Chairman and CEO, TD Securities
It was a shareholder-friendly move — just doesn’t have. It was a shareholder-friendly move. It just was a kind of IR nightmare. Obviously, we would like to have it happen in the same time. But it was better for the shareholders to have different times, and we’re more worried about the shareholders than we are whether it looks nice.
Michael Goldberg - Desjardins Securities — Analyst
Also, I had a question about the trend in variable comp. It sounded like there was some accrual adjustments either this quarter or last quarter, but I just wasn’t clear on what was actually happening.
Bob Dorrance - Chairman and CEO, TD Securities

I think as this is really — it really only pertains to TD Securities, where as you know you’re running through the year and you’re trying to figure out and make sure that you have sufficient accruals to cover what you see the compensation for the year, but not excessive accruals. And so we made what we thought was the right judgment of the accrual rate in the third quarter. As it happened in the previous year, we made that adjustment in the fourth quarter. So it makes the fourth quarter this year over the fourth quarter of last year not quite comparable, because you can see that on the expense line for TD Securities, you’ve got a dip in the third quarter and then up.
And then I think what Dan has said is there also were some other costs that occurred in the fourth quarter that may not always be repeatable. So you probably are better to look at what has happened to the average of the expenses over the year than to watch too much the noise from quarter to quarter, just because we’re not perfect at timing these things or getting these right, and we fine-tune them as we go through the year.
Michael Goldberg - Desjardins Securities — Analyst
Finally, Ed, you said that the U.S. banking environment is creating potential acquisition opportunities. And I wonder if you mean by this that asking prices are getting more realistic, and if so, what is the visibility of this improved environment actually resulting in any other transactions?
Ed Clark - President & CEO, TD Bank Financial Group
I think that is the good question. I think there’s no question that the environment is putting pressure on a whole set of operators. And so the question is how do they respond to that pressure. And so we are obviously in the camp of hoping that they get kind of realistic about what their prices should be, in light of that pressure. But sometimes people just say, well, I’m going to hunker down and try to drive this out, or yes, I’m happy to be taken out, but I want to be taken out by last year kind of price image versus where I think realistically prices are today.
So I don’t know that this has all played itself out, but there’s no question I think the market is vibrant right now — everyone trying to work through what is going to be their reaction to what they see as a pretty tough 2006. And so I think that is — I guess my gut is saying that is not all bad from our point of view. We are a little better-positioned from an interest rate point of view, so we are in a strong capital position.
So this is a relatively positive — we wanted an environment which was good for follow-on acquisitions. This is pretty good. But we could find that everyone just still says I’m not changing my price, even if my earnings have come down. And then that won’t necessarily produce a great opportunity for us.
Unidentified Audience Member
I have a question for Bob. Bob, you’re doing a great job in helping the bank shift its earnings towards stable retail businesses. I guess it is tough to look at these numbers and understand some of the changes that are going on, particularly in the trading line. Even if I added back the 107 million, I think your trading revenues were 187 million in the quarter. When I look back over the last two years, it has ranged anywhere from $0.5 billion to 200 million. You have reduced market risk. Do you have any sense of what is a normal number in trading? It the volatility really 200 million a quarter, and you don’t know, or is it 50 million?
Bob Dorrance - Chairman and CEO, TD Securities

I think probably the latter. I think obviously the charges or the quote, unquote trading losses, both realized and evaluation are changed to the value of the portfolio are running through in the latter half of the year. And at the same time, while we are exiting these businesses, we are also disrupting what is really going on in the derivative businesses overall in the latter half of the year.
It is not like these businesses don’t sit within the overall business. So I think we had a particularly poor second half in general on the trading side, and I think partly that was the exit costs, and part of it was disruption to what our regular business is. And part of it was a difficult trading — a more difficult trading environment in some of the markets.
I think you’ll see that stabilize in ‘06. I think you’ll get a much better read on what our run rate is in trading revenue, and I think that the variability around the average per quarter will reduce, absent any other charges that we might recognize in the business on the non-core types of businesses. In other words, I think our core trading revenues are still reasonably robust. I think you’ll see less volatility in ‘06 and beyond. And I think we will be able to comment on what the real trend is at that point in time.
Unidentified Audience Member
It looks as if the problem — I presume the 107 was all in the — I think you said it was the credit and interest rate restructuring this quarter. So was it the equity — the equity portfolios have had two quarters of successive losses here. Is it something specific in the equity business?
Bob Dorrance - Chairman and CEO, TD Securities
No, the equity portfolio has had two successive quarters. That has been the exit of the structured equity businesses. We have also in fourth quarter made a valuation adjustment on the interest rate structured product portfolio. So that is where you would see that going through.
Unidentified Audience Member
Are those both in the 107 number?
Bob Dorrance - Chairman and CEO, TD Securities
Yes. So on credit, there was no restructuring charges. That is not in the 107. So credit — the structured credit portfolio is effectively provided for and is running off. The credit business in the fourth quarter on its own had a difficult quarter, as it did in the third quarter.
So in our credit trading businesses, we had a very strong first half and a weaker second half, which has typically been the pattern in the business, but it was somewhat accentuated this year. In the interest rate business on the trading side in the fourth quarter, we had a change in value in the portfolio that is part of the 107. And then on the equity front, for the last two quarters, those have been the restructuring charges, actually exiting the business. So we are out of equity.
So as you look into ‘06, there will be basically structured credits, structured equity are done. Structured interest rates have been provided for, and I think you’ll see a more stable trading number coming out of the balance of the underlying residual businesses.

Unidentified Audience Member
I think, Ed, you said that 500 to 550 is still the number you’re comfortable with. With 2.4 billion of capital, that is towards the higher end of your target range. I sort of think of it as 15 to 22 as your range. So I mean you still think the high end of that is achievable?
Ed Clark - President & CEO, TD Bank Financial Group
It appears to be. Again, if you ask me, I’m struck — I’m surprised that it — frankly, that we can do that well. But as we have worked our way through these businesses and we are pretty tough-minded about getting out of stuff that has low rates of return, the thing that we have always worried about, right, if you go back three years, is can we keep doing this and then somehow not affect the whole, I think is the challenge that we have been working on.
I think the terrific thing is that when we actually look and break these businesses down, our domestic franchise has been on fire. We have really done remarkably well in growing our domestic franchise. And we have been able to efficiently use our balance sheet and our capital to support that business.
I think the biggest risk to that number would be a change in the credit environment, where you — if you have to pay to play, you have to hold more. And so therefore, the capital number starts to move up. I think it is less that these revenue numbers that are underlying are not sustainable. It is that suddenly, at this point, we have been incredibly capital-efficient in running this business, because we can write off a lot of risk, and yet step up to the plate with big underwritings, and then in the end, the market is so hungry for yield that we don’t end up holding it.
So I think that would be — right now, if you asked us looking forward what would be the biggest risk. I think the other thing, as Bob said, certainly we did find the second half — there’s a limited number of people in any one of these businesses, and they have been distracted getting out of the things that we wanted to get out of. We are assuming that they’re going to get back to work and make us money, but I think we will assume that they will do that.
Unidentified Audience Member
Did I hear correctly, Ed, you mentioned something about positioned positively for spreads blowing out. Did I misinterpret what you said? The other way around. I didn’t understand what your comment was.
Ed Clark - President & CEO, TD Bank Financial Group
Yes, what I said is in a relative sense, if you take a look at our competitors and their wholesale balance sheets, I would much rather my wholesale balance sheet, if we have a credit downturn. I think one of the things that I think — we’re paying for credit protection every quarter. So we clearly paid an earnings price to position our dealer, and so far, you would say that is a stupid bet to have made, because the market continues to say, there will never be a credit cycle and these spreads are incredibly narrow.
As you know, my view is that is not a stupid bet over the long run. And we’re trying to run a dealer — a different dealer, a dealer that as Bob says focus on economic profit, and focused on removing the accident, because from our point of view, given the enormous strengths of our overall retail franchise, we believe that the extra value that you could earn by going out the tail isn’t worth what it does to our long-term PE if every once in a while you have little accidents.

And when you come to things like — talk to Bernie about reinsurance, is why we have a very different view with the reinsurance business, because those are real dollars. You get paid for them to take that risk, and then you get these little accident every once in a while. And I think from our PE strategy, that is not a good strategy.
So that is what we’re really making. But we are clearly right now not being compensated for removing that risk. In fact, we’re paying a price for removing that risk.
Unidentified Audience Member
And to follow up — on slide 24, this may be for Bharat or Bob, maybe — looking at the mix of non-investment-grade and investment-grade in the corporate lending portfolio, it is slightly edged back towards non-investment-grade. Your credit protection looks like it has edged down a bit, though, in quarter. And the cost cutter protection stayed the same. I’m just wondering if you can help me walk through — is credit protection cost heading up a little bit in quarter with all the noise, or are you letting a bit go? Just comment there.
Bob Dorrance - Chairman and CEO, TD Securities
What we have been doing during the year is trying to reposition our credit protection portfolio more towards non-investment-grade, where we can — so what you end up with, for the same amount of dollars, you can buy less credit protection on non-investment-grade. But that is where we want to be. So you’ll see a change of portfolio, and then the — there has been some runoff as well, just some natural runoff.
Unidentified Audience Member
The other quick question is non-core recoveries in the quarter — comment a bit about whether we have worked through most of that, or is there anything left there?
Bharat Masrani - Chief Risk Officer, TD Bank Financial group
Yes, we have. Non-core is a non-event now for the bank. There’s hardly anything left there to really speak of.
Unidentified Audience Member
Could I ask one more quick question, if I may, of Tim? Related to deposit growth, which looks strong, especially in business, I’m just looking for a couple of comments. One, on the retail side specifically, I understand your core deposit growth actually is above the blended number I’m seeing here, I believe. I wonder if you could comment on what is happening with account growth and so on there? Curious about trends.
Tim Hockey - Toronto Dominion Bank — Co-Chair, TD Canada Trust
We’re thrilled with our account growth. Just to the basic checking account, we established a goal this year of having about 3% growth, and assuming that population growth is less than 1%, that is a — it was a nice target to set. We did that last year. This year, we actually hit just south of 5%, so we blew away our goal. And a relatively small portion of that was due to the iPod campaign. We just think we fired on all cylinders — consistent, strong growth numbers.

Unidentified Audience Member
Just back to you, Bob. Not to bludgeon this to death, but just on the trading revenues, how much I guess did the credit derivative and equity derivative contribute in terms of in a reasonable period, so let’s say Q1 of ‘04, or pick another period where there wasn’t getting out of the business — what kind of contribution did these two businesses make?
Bob Dorrance - Toronto Dominion Bank — Chairman and CEO, TD Securities
I don’t know that we’re going to get into getting that specific on breaking the businesses down. I don’t think our peers do, but ..
Ed Clark - President & CEO, TD Bank Financial Group
I’m not sure that we see — I will get into trouble, then he can contradict me. I’m not sure that we see 2006 having trading revenues that are so different than they were in 2004 or 2003. I think we think whether it is 1 billion or 1.1 billion, we’re in that territory as a kind of number. So we think the anomaly is this year.
Bob Dorrance - Chairman and CEO, TD Securities
There is the plan, and now we are held to it. No, I think that is — no, I think that is probably a reasonable explanation.
Ed Clark - President & CEO, TD Bank Financial Group
Why don’t we get to the phones quickly here.
Unidentified Audience Member
Before we go there, can I —
Ed Clark - Toronto Dominion Bank — CEO
Sorry. Quentin has one more question.
Quentin Broad, CIBC World Markets, Analyst
I will go back to the comp, because I don’t quite understand the net income adjusted ‘03, ‘04, ‘05 — clearly ‘05 is down from ‘04. So I would have actually have thought that accrual was in the right direction in Q3 and didn’t need to be reversed out in Q4. So I am perplexed a little as to why it was so high relative to the performance.

Ed Clark - President & CEO, TD Bank Financial Group
I think we’re pretty satisfied. I think the problem that we have is that we have a mix of businesses. So we have a business, a domestic franchise that as I say that has been on fire and has been on fire not in the lending business, but in the businesses that have lots of comp in them. And then we have a set of derivative businesses, and within those derivative business we also have some very good profitable derivative businesses. And then we have some things that we thought were, if not unprofitable, not worth the risks that you were taking to get those profits.
And as you know, in this business, you tend to pay people to get you into businesses and you pay them to get you out of them. So you can’t really do a whole lot about the comp and the stuff that doesn’t do so well, but you want to get out of, and you certainly have to pay people who are getting market share for you in the businesses that are earning lots of profits.
So in the end of the day, you don’t get quite the kick in your compensation that you might have in more conventional businesses that — so I’m happy that — I would say the senior management team, including myself, will obviously, with the Enron charge and with these restructuring charges, obviously have their compensation affected by what happens.
Why don’t we go to the phone.
Steve Cawley - TD Newcrest — Analyst
I hope that one of your last jobs wasn’t putting together a big report for Ralph Goodall because of the 5 PM call today on the trust subjects. So I hope you didn’t waste your time.
On that, I would be interested to know — let’s just make an assumption that at 5 PM, and this could be the wrong assumption, but let’s make an assumption that he lowers the dividend tax rate. Would you take a look at your payout ratio and say that maybe it is time to increase it?
Ed Clark - President & CEO, TD Bank Financial Group
I think I won’t comment on that. I think — I can comment to say, of course I would look at it. But if your implication of me looking at it, would I then necessarily make a change, I think you’re going to have to decide that. Obviously, I’m aware of the impact.
I do think in the end, we are selling a slightly different story than our competitors. And as you know, my view on the dividend rate is one that you move your dividends up in line with your view of underlying earnings, and that we’ll continue to do that. And two, that we’re prepared to reinvest our capital in ways that we think ultimately will produce faster underlying earnings growth.
So I’m not going to be sitting here saying, well, I’m going to go into a dividend war with someone who is running the strategy that says I am running a different strategy. I am running a strategy of returning as much capital to my shareholders and being prepared to take a lower underlying growth rate of that. I think that would be a mistake.
On the other hand, we did move our payout ratio up from 35 to 40 when it appeared that market sentiment was clearly saying 35 was too low a number. And so if there was a major change and it looked like we had an uncompetitive stance, tailor-made for our particular strategy, then we would obviously take a look at it. Does that sound like I am Ralph Goodall, or—?

Steve Cawley - TD Newcrest — Analyst
I guess one way to look at it, too, is that if this change does materialize, you could see Canadian bank valuations again jump vis-a-vis the U.S. ones, which would make your stock currency even more compelling to make acquisitions, and more accretive. So then my next question is — I think I may have asked this recently in a call, too — when you’re out there knocking on doors, did you get a sense that the TD Bank currency could become more palatable to some of these takeout targets than it was before — in other words, do you think you’ll always need to use BNK stock as currency?
Ed Clark - President & CEO, TD Bank Financial Group
That is a very good question. Maybe we should get TD Securities to help us out on an IR strategy in the U.S. But I think our — I guess our initial view today is that we are in a slightly different position, not as favorable a position as let’s say Manulife was, and it is making its acquisition — the distribution of the original shareholders of John Hancock are quite different than the distribution of the shareholders that are holding the entities that are our targets.
And so we have had a number of the major holders of Banknorth who were very open with us and wanted to hang onto our shares as long as they could, and they went probably to their limits of their mandate in doing so. But they do have a mandate to run a portfolio that has certain characteristics. And a 10th-largest market cap bank headquartered in North America doesn’t fit any of those characteristics.
And so I think that is a barrier to some of the shareholders and I think — so I think we are going to have to find a set of shareholders in the United States that like our growth story, because I would say if you take a look at the TD Bank and took a look at the top 10 banks in North America by market cap, what distinguishes us are two things — growth and risk profile. So low risk profile, high growth rate is clearly — if you look at the numbers, we are quite in a different space. I think we have to find investors in the United States that like that story. And they won’t necessarily be the people who are holding the shares of the targets that we’re going after.
Steve Cawley - TD Newcrest — Analyst
On Ameritrade, the stock has been on quite a roll, touched $24 today. Your $16 tender doesn’t look as interesting as it did at the time of the transaction. Can you talk about how you feel about not owning another 7% of that company?
Ed Clark - President & CEO, TD Bank Financial Group
I guess I would make two comments. I’ve never lost money making money. It is not a bad thing for us that we have ended up getting a better currency. So I don’t look at that as a bad thing. I think our view is that it is hard to know where the stock price is going to be three months from now, and we will deal with that issue when we get to the close, and then at that point, turn and address what we’re going to do.
Steve Cawley - TD Newcrest — Analyst
One last one, a request — would it be possible once the transaction gets done and all we’ve got is domestic wealth, it would be nice to see a split-out between the Waterhouse domestic and the other.
Ed Clark - President & CEO, TD Bank Financial Group

Maybe if you get all the banks splitting out between personal, commercial and wealth, then we will decide to disaggregate our wealth into different subgroups.
Steve Cawley - TD Newcrest — Analyst
Just a request.
Ed Clark - President & CEO, TD Bank Financial Group
Any other calls on the telephone?
Susan Cohen - Dundee Securities — Analyst
Could you perhaps give us an update on Enron and what your thoughts are there?
Ed Clark - President & CEO, TD Bank Financial Group
Enron — we have no update on Enron.
Susan Cohen - Dundee Securities — Analyst
I will try one more high-profile name. GM. Clearly, that is something in the news these days. Do you have any comments about how that, or any—?
Ed Clark - President & CEO, TD Bank Financial Group
Why don’t we have Bharat just talk generally about auto exposure.
Bharat Masrani - Chief Risk Officer, TD Bank Financial Group
It will not be appropriate to comment on a specific name, obviously. We, like any other major Canadian bank, would have exposure to the auto sector. We monitor that closely, like all the other exposures we have. There is obvious weakness in that sector, but overall, from TD’s perspective, we’re not uncomfortable in the position we’re in.
Rob Wessel - National Bank Financial — Analyst
I have actually two quick ones. I will just ask a follow-up on Susan’s question, just more pointedly with respect to Enron. Rather than ask for an update on anything, can you even just disclose whether or not you have spoken to the plaintiffs?

Ed Clark - President & CEO, TD Bank Financial Group
I think we would just as soon not comment on Enron. That is a topic that is probably better — when we have something to say, we will make sure we say it to the marketplace.
Rob Wessel - National Bank Financial — Analyst
Last question, second question. Given that TD Bank is fairly busy integrating or at least working with three large acquisitions/transactions and knowing that the Hudson United transaction was quite a bit larger than the traditional market cap of acquisitions that they had made previously, should we conclude from that that TD Bank and Hudson United will take maybe a break from making acquisitions for the next year or so as you sort of work on getting these ones executed and generating some of the EPS accretions that the bank has forecast?
Ed Clark - President & CEO, TD Bank Financial Group
What we have said is that we’re certainly taking a break until we close Hudson United. I think so far, we have been quite pleased with what we have seen. There are some positive things coming out. They’re more positives than we thought. We seem to be on plan in terms of working for the actual conversion.
But I don’t think that we’re prepared to say that we’ll step aside in 2006. I think if the right opportunity came along in 2006, obviously it would — whether it would close in 2006 — might not end up closing until 2007. But I think if the right acquisition came along in 2006, we would — we will be through the actual conversion of Hudson United by the summer. So I think at that point, we would be capable of doing something additional, if we thought it was a good deal.
Rob Wessel - National Bank Financial — Analyst
Not to split this too fine, but is it — and understanding that if a great asset came up, or something that you thought was particularly strategically beneficial, leaving that aside to something that seems very favorable, is it fair to say that the bank would prefer to take a break from acquisitions for a while, or is it fair to say that once the systems integration from Hudson United is complete, then the strategy continues on as it has?
Ed Clark - President & CEO, TD Bank Financial Group
I think we are in the continue on as it has. I think we do have a — we have taken a view that over the next — if you are not in this game over this next five years, it is going to be a lot harder to get it in at the size of the thing that you’re going to have — the buyers are going to get pretty big five years from now.
And so I think if reasonable acquisitions come in that fit, we have a pretty tight framework of what we are interested in. As long as it fits in that tight framework, we think we’ve got the organizational capacity and we have the capital to continue to do those kinds of deals, and so we would do them.
Rob Wessel - National Bank Financial — Analyst
Okay, and just one more final question, then, with respect to that. Could a reasonable person conclude, then, that Hudson United was roughly the size range that you would feel the most comfortable with that, or should we assume or not rule out that Hudson United being somewhat larger than what Banknorth had done in the past, that as after Hudson United, you will feel more confident to maybe try even moving up again on the size continuum?
Ed Clark - President & CEO, TD Bank Financial Group
I am really — I can’t really comment on that, to be honest with you. Our difficulty is, as you know, because you’ve looked at this pretty closely, they come in all sorts of different sizes. And so it really will depend what it is, and each of them pose quite different issues to us. And so size is only one of the many factors. So I wouldn’t want to be pinned down what our preference is.
Rafael Bello - Citigroup Smith Barney — Analyst
Ed, you alluded to the fact or the challenges, rather, of a flattening of the yield curve. Looking ahead, and if you can share with us some of your strategic views, as of where are the businesses where you expect to be making money or grow in under that scenario and assuming that you get a more challenging credit environment?
I think that you also mentioned that certainly, the growth in the U.S. banking business is pretty tough. So with those conditions and potentially you making more acquisitions in the U.S. market, how do you take your — what is your strategic view? Where is TD going to be making money going forward?
Ed Clark - President & CEO, TD Bank Financial Group
I think the big difference from us and many of the traditional players is we don’t see U.S. banking as fundamentally a carry trade play. We think we can do the carry trade on our own balance sheet, with our own treasury group if we want to do it, and we have chosen not to do it. So we don’t need to go into the United States to do the carry trade.
So we are fairly conventional old-style bankers that think what you do is you get business like this, you improve your distribution, you add your net customers, you grow your commercial book. That is the strategy we think in the case of Hudson United, that they were in great locations but underinvested in their people and in their distribution system, and that if you do that, there is still growth potential.
In fact, and what we have said before is the fact that other potential targets relied on the carry trade as a source of income, that was a source of income that we never really wanted to pay any money for, but they would want to put it into their price because they saw it as earnings. And when we did our analysis, we’d always take those earnings, back those earnings back out and try to figure out how we would make money buying what we saw as our core earnings.
So that is why we think this is not an unfavorable environment, because the earnings we’re buying in our view are the real earnings that we have always tried to buy. And we believe that you can buy these entities and improve operations over time and run very good businesses.
Darko Mihelic - Blackmont Capital — Analyst
Actually, just to play devil’s advocate on that last point, Ed, I guess when you first stepped up to the plate to buy Banknorth, it had at that time, back in August of 2004, it had a cumulative — or a CAGR of earnings growth of about 14%. And now you’re looking forward and it’s got zero growth in ‘06. So the question I guess is what do you see on the horizon to change this challenging environment to suggest that you should continue throwing money into the U.S.?

Ed Clark - President & CEO, TD Bank Financial Group
I don’t want to be pinned that I am saying that Banknorth is zero. What I am saying is it is facing a pretty tough environment to grow to real earnings. I guess I think that’s the — obviously that is the business challenge that we have. You can take a look at that situation and say, eek, why don’t we wait until the U.S. — because I don’t believe that the current economic environment will stay as it is forever in the United States, so I can look at that and say, why don’t I wait this out until these engines get back in and have more normal earnings growth? That would be one view.
The other view is why don’t I now take advantage of the opportunities that, as I say, the trading curve — the carry trade has been eliminated, and make acquisitions and be prepared to tolerate that I may have to go through a year or 18 months.
Anytime you manage a company, you are managing for the short run and you are managing for the long run and you’re trying to balance those two. So I don’t think we have found that experience that we’ve had with Banknorth has turned us off U.S. banking. Quite the contrary, we continue to believe that we have a very good management team. They are managing to get growth in this hostile environment. Not great, perhaps not as high a growth as they historically have had, but still growth.
And so we believe that when we are going to get through the Hudson United, it will turn out that that will be a very good acquisition and we will get more growth out of it than originally people thought, because of the old-style operating things that you do to turn to franchises around. So we’re not turned off by this environment.
Darko Mihelic - Blackmont Capital — Analyst
Is it fair to say, then, that given your view on the carry trade and your acquisitions going forward, that if the yield curve were to steepen significantly from where we are today, that you would not see an explosive sort of earnings growth profile coming out of your U.S. operations?
Ed Clark - President & CEO, TD Bank Financial Group
If the yield curve inverts, if that is what you’re saying — is that what you mean, or steepens?
Darko Mihelic - Blackmont Capital — Analyst
Steepens, sorry.
Ed Clark - President & CEO, TD Bank Financial Group
Well, I think if the yield curve steepens, we will benefit less from that steepening than those who if they had successfully repositioned themselves — many of them, all it will do is save them some bad situation — it depends whether it steepens with an upward movement in interest rates or a downward movement. There are different ways this curve could steepen. I think if interest rates moved up dramatically in the long end, that wouldn’t generally be good for a lot of junior banks.
But if it were that we ran into a recession, and short rate trades went down, that would probably benefit our targets more than it would us, given our position of our balance sheet. But I’m not smart enough to know where interest rates are going to move. And not the business, not the core business we’re in is predicting interest rates.

Darko Mihelic - Blackmont Capital — Analyst
Thanks very much for that. One last question, if I may on the wealth management segment. Maybe this is for Bill. You talked about — can you talk about targets, actually, for next year in terms of advisors and in what you see for — or what kind of targets you’re setting as well for assets under administration. And have we seen — and it looks like in this last quarter here a little bit of a downtick. I’m not sure if that is market-related or people-related — I wonder if you can address that?
Bill Hatanaka - Chairman and CEO, TD Waterhouse
Sure, I’d be happy to. Our goal for 2006 is to add net new 65 financial planners and 65 net new investment advisors for a total of 130 net new client-facing advisors. Those goals will take us over 500 advisors in both our financial planning and our investment advice arms, and we’ll demonstrate good progress there, I think.
Darko Mihelic - Blackmont Capital — Analyst
And do you have any sort of target for assets under admin?
Bill Hatanaka - Chairman and CEO, TD Waterhouse
We would consider that a good growth rate for a very young organization would be 20% growth in assets under administration year over year, but obviously that depends an awful lot on market levels and market conditions.
Darko Mihelic - Blackmont Capital — Analyst
A lot of your competitors, I guess, are talking about very intense competition for these advisors. How do you see the environment out there?
Bill Hatanaka - Chairman and CEO, TD Waterhouse
We’re very comfortable with the environment out there. Our strategy to acquire and to build our advisory groups is basically to blend a good — a new investment advisor program with competitive recruiting of veterans. We expect that because we are a relatively small and a young organization that our attrition will be far below industry norms as well. We expect that we’ll be able to grow in this current environment.
Darko Mihelic - Blackmont Capital — Analyst
Is there any pressure, do you think, on commission costs at TD Waterhouse here in Canada, given E*Trade’s recent announcements?
Bill Hatanaka - Chairman and CEO, TD Waterhouse
I think they have — given the nature of the business, competitors do from time to time compete on price. Our objective as an organization is to compete on a total value proposition, whereby it is a combination of price and service and client experience. I think that we’ve had an extremely rapid growth in our asset base on our discount brokerage side in Canada year over year, which I think demonstrates great confidence in our proposition.
We tend to tier our rates for our very active clients, and we’re in the process of getting ready to roll out our active trader platform, which I think will actively set us up to segment our clientele by active traders very appropriately.
Ed Clark - President & CEO, TD Bank Financial Group
Any other questions? I think we can call it a day. Thank you very much.